Exhibit 10.1

CACTUS, INC.
LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

Grant Date:	(the “ Grant Date ”)

Name of Grantee:	(the “ Grantee ” or “ you ”)

Number of Restricted Stock Units:	(the “ Restricted Stock Units ” or “ RSUs ”)

This Restricted Stock Unit Agreement (“ Agreement ”) is made and entered into as of the Grant Date by and between Cactus, Inc., a Delaware corporation (the “ Company ”), and you.

WHEREAS , the Company adopted the Cactus, Inc., Long Term Incentive Plan (as amended from time to time, the “ Plan ”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS , the Company, in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock Units;

WHEREAS , you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS , you desire to accept the award of Restricted Stock Units granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.                                       The Grant .  Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award (the “ Award ”) of Restricted Stock Units, whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.01 per share (“ Stock ”), consisting of the number of Restricted Stock Units set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2.                                       No Shareholder Rights .  The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.  Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 5 or 6.

3.                                       Dividend Equivalents .  In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of shares of Stock related to the portion of the Restricted Stock Units that have not been settled or forfeited as of such record date. Such account is intended to constitute an “unfunded” account, and neither this Section 3 nor any action taken pursuant to or in accordance with this Section 3 shall be construed to create a trust of any kind. Amounts credited to such account with respect to Restricted Stock Units that vest in accordance with Section 5 or 6 will become vested dividend equivalents and will be paid to you in cash as soon as administratively practicable following the vesting date but no later than the last day of the calendar year that includes the vesting date specified in Section 5 or 6 . You shall not be entitled to receive any interest with respect to the timing of payment of dividend equivalents. In the event all or any portion of the Restricted Stock Units granted hereby fail to become vested under Section 5 or 6 , the unvested dividend equivalents accumulated in your account with respect to such Restricted Stock Units shall be forfeited to the Company.

4.                                       Restrictions; Forfeiture .  The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 5 or 6 of this Agreement. The Restricted Stock Units are also restricted in the sense that they may be forfeited to the Company (the “ Forfeiture Restrictions ”).

5.                                       Expiration of Restrictions and Risk of Forfeiture .  The restrictions on the Restricted Stock Units described in Section 4 of this Agreement will expire and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 8 , provided that, subject to Section 6 , you remain in the employ of, or a service provider to, the Company or its Affiliates until the applicable dates set forth in the following schedule:

Number of Restricted Stock Units that Vest	Vesting Date
100% of Restricted Stock Units	Fourth Anniversary of Grant Date

6.                                       Termination of Employment or Services and Change in Control .

(a)                                  Termination due to Death, Disability, Normal Retirement or Termination without Cause.  If your employment or service relationship with the Company or its Affiliates is terminated due to death, Disability (defined below) or your Normal Retirement (defined below), all restrictions will lapse with respect to 100% of the Restricted Stock Units upon your death or separation from service due to Disability or your Normal Retirement. If your employment or service relationship with the Company or its Affiliates is terminated by the Company without Cause (and not as your Normal Retirement) after the second anniversary of the Grant Date, all restrictions will lapse with respect to a pro-rata portion (based on the number of days that have elapsed from the Grant Date to the date of termination over the total number of days in the vesting period) of the Restricted Stock Units.  For purposes of this Agreement, a “ Disability ” means you are unable to perform the essential functions of your duties for three (3) consecutive months, or three (3) months during any six (6)-month period.  Your Disability will be determined by your examination by a medical doctor selected by written agreement of you and the Company.  If you and the Company are unable to agree on  the selection of a medical doctor, you and the Company will each select a medical doctor and the two (2) medical doctors will select a third (3rd) medical doctor who will conduct the examination to determine whether you have a Disability.  The determination of the examining medical doctor will be final and binding on you and the Company.  You must submit to a reasonable number of examinations by the examining medical doctor and you hereby authorize the disclosure and release to the Company of such determination and all supporting medical records.  If you are not legally competent then your legal guardian or duly authorized attorney-in-fact will act in such your stead for the purposes of submitting you to the examination, and providing the authorization of disclosure required.  If requested by the Company, you will execute such further documents as are necessary to permit such disclosure in a timely manner.  For purposes of this Agreement, your “ Normal Retirement ” shall be defined as your separation from service without Cause on or following the age of 65.  For purposes of this Agreement, “ Cause ” means you (i) are convicted of, or enter a nolo contendere or guilty plea with respect to a crime involving fraud, theft, embezzlement or other act of material dishonesty, the Board’s loss of confidence in you because you are convicted of or enter a nolo contendere or guilty plea with respect to any felony or crime involving moral turpitude; (ii) commit any other material breach of any of the provisions of your employment agreement with the Company (if applicable) or any material employment contract, policy or agreement you have entered into with the Company, other than a breach which (being capable of being remedied) is remedied by you within fourteen (14) days of being called upon to do so in writing by the Company; or (iii) fail to perform your duties and responsibilities (other than a failure from Disability).
(b)                                  Termination Generally .  If your employment or service relationship with the Company or its Affiliates is terminated for any reason other than as described in Section 6(a), then those Restricted Stock Units for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company. The Restricted Stock Units for which the restrictions have lapsed as of the date of such termination, including Restricted Stock Units for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 8 .

(c)                                   Change in Control . Notwithstanding the vesting schedule set forth in Section 5 above, upon the occurrence of a Change in Control, 100% of the Restricted Stock Units for which the restrictions have not yet lapsed as of the date of the Change in Control shall become immediately vested.

(d)                                  Effect of Other Agreements .  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, severance or change in control agreement between you and the Company or a similar plan or arrangement sponsored or maintained by the Company in which you participate, the terms of such employment, severance or change in control agreement or similar plan or arrangement shall control; provided , however , that nothing in this Section 6(d)  is intended to override Section 23 of this Agreement.

7.                                       Leave of Absence .  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8.                                       Issuance of Stock .  No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 5 or 6 .  After the Restricted Stock Units vest pursuant to Section 5 or 6 the Company shall, promptly and within 60 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding.  The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate.  The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units.  No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement.  The value of such shares of Stock shall not bear any interest owing to the passage of time.  Neither this Section 8 nor any action taken pursuant to or in accordance with this Section 8 shall be construed to create a trust or a funded or secured obligation of any kind.

9.                                       Payment of Taxes .  In connection with any disposition of Stock acquired pursuant to settlement of the Award, you (or any person permitted to receive settlement of the Award in the event of your death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award. Such tax obligations shall be satisfied through net withholding (which is a reduction of the amount of Shares otherwise issuable or deliverable pursuant to the Award) and the maximum number of shares of Stock that may be so withheld shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on an amount that is up to the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award, as determined by the Committee. You acknowledge that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award or disposition of the underlying Stock and that you have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting or settlement. You represent that you are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

10.                                Compliance with Securities Law .  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “ Act ”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.                                Right of the Company and Affiliates to Terminate Employment or Services .  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your employment or service relationship at any time.

12.                                Remedies .  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

13.                                No Liability for Good Faith Determinations .  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

14.                                Execution of Receipts and Releases .  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

15.                                No Guarantee of Interests .  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

16.                                Notice .  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

17.                                Waiver of Notice .  Any person entitled to notice hereunder may waive such notice in writing.

18.                                Information Confidential .  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided , however , that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

19.                                Successors .  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

20.                                Severability .  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

21.                                Headings .  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

22.                                Governing Law .  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

23.                                Clawback .  To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all shares of Stock granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Stock. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

24.                                The Plan .  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

25.     Section 409A of the Code. This Agreement is intended to comply with or to be exempt from the Nonqualified Deferred Compensation Rules as defined in the Plan, and Award will be operated and construed accordingly. Neither this Section 25 nor any other provision of the Agreement is or contains a representation to you regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of the Award (or the Stock underlying the Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that you may incur on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding the foregoing, if you are deemed a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules and you become entitled to a payment under the Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if your receipt of such payment or benefits is not delayed until the earlier of (i) the date of your death, or (ii) the date that is six months after your “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to you until the Section 409A Payment Date.  Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date.

26.                                Counterparts . This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

27.                                Consent to Electronic Delivery; Electronic Signature . In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature .

28.                                Amendment . The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided , however , that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF , the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

CACTUS, INC.

Name: [NAME]
Title: [TITLE]

[GRANTEE NAME]

GRANTEE

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